EXHIBIT 99.1

j2 Global and Advanta Corp. Form Marketing Alliance To Offer
Advanta Small-Business Customers Exclusive Promotion on eFax Plus

Los Angeles and Spring House, Pa.—September 21, 2004—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, and Advanta Corp. [NASDAQ: ADVNB; ADVNA], a leading issuer of business credit cards to America’s small businesses through its subsidiary Advanta Bank Corp., today announced a special six-month promotion on j2 Global’s premium fax-to-email service, eFax Plus®, available as an exclusive benefit for Advanta customers.

Advanta and j2 Global Communications have teamed to provide this special offer, which enables small-business owners to become more efficient through the benefits of these combined specialized financial and messaging services.

Advanta is focused on helping business owners manage and grow their businesses. As part of its ongoing effort to provide exceptional value to its customers, Advanta forges alliances with companies like j2 Global Communications, which offer products and services that meet the unique demands of small businesses.

“Small business owners are challenged by the need to access competitive technology while managing resources—and this alliance will help them accomplish both,” said Dennis Alter, chairman and CEO of Advanta. “Our marketing alliance with j2 Global provides our customers with discounts on easy-to-use messaging services to help their growing companies succeed and flourish.”

“Small-business customers have always been a significant and important part of our core business. We are excited to team with Advanta to offer our messaging services to their card holders, whom we believe match the profile of our existing customer base,” said Hemi Zucker, chief marketing officer of j2 Global Communications. “We are particularly excited about this relationship because it marks the first major credit card marketing effort for j2 Global and indicates the potential for even wider market acceptance for eFax Plus.”

This exclusive promotion offers the following benefits:

•    Six months of discounted pricing, with no activation fee, for the eFax Plus service, sponsored by Advanta.

•    A local eFax Plus number in over 1,350 cities across the world—eliminating the need to pay for a designated fax line or fax machine.

•    A more convenient, less expensive and private method of faxing, as faxes are received and sent directly to and from the cardholder’s existing email account.

With eFax Plus, small business owners can work more efficiently by receiving or sending faxes anywhere—at home, at work or on the road. Since eFax Plus converts faxes to digital files, users can easily store them and/or forward them instantly to customers, suppliers and employees as simply as forwarding an email.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans more than 1,350 cities in 20 countries on five continents. The Company offers faxing and voicemail solutions, document management solutions, Web-initiated conference calling, and unified-messaging and communications services. j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAX®, eFax Corporate®, Electric Mail®, jBlast®, eFax BroadcastTM, PaperMaster®, ConsensusTM, M4 Internet®, Onebox® and Protofax®. As of June 30, 2004, j2 Global had achieved 29 consecutive quarters of revenue growth and 10 consecutive quarters of positive earnings. For more information about j2 Global, please visit www.j2global.com.

About Advanta
Advanta focuses on the small business market and related community, providing funding and support to the nation’s small businesses through innovative products and services. Using its direct marketing and information based expertise, Advanta identifies potential customers and provides a high level of service tailored to the unique needs of small businesses. Advanta is one of the nation’s largest issuers (through Advanta Bank Corp.) of MasterCard business credit cards to small businesses. Since 1951, Advanta has pioneered many of the marketing techniques common in the financial services industry today, including remote lending and direct mail, affinity and relationship marketing. Learn more about Advanta at www.advanta.com.

Contacts:
For j2 Global:
Christine Brodeur	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556	323-372-3617
c.brodeur@socketmedia.com	press@j2global.com

For Advanta:
Jennifer Lyons	David Weinstock
Communications	Investor Relations
215-444-5073	215-444-5335
AdvantaCommunications@advanta.com	dweinstock@advanta.com

j2 Global Communications, Inc. “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995, particularly those contained in the “Business Outlook” portion. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Subscriber growth and retention; variability of usage-based revenue based on changing conditions in particular industries and the economy generally; ability to obtain telephone numbers in sufficient quantities on acceptable terms; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and telecommunications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 15, 2004, and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.